Exhibit 4.19

SECOND RENEWAL AMENDED AND RESTATED PROMISSORY NOTE

$494,909.00August 17 2021

FOR VALUE RECEIVED, REGIONAL HEALTH PROPERTIES, INC. a Georgia corporation and successor by merger to Adcare Health Systems, Inc. ("Borrower"), hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association (together with any and all of its successors and assigns and/or any other holder of this Note, "Lender"), without offset, in immediately available funds in lawful money of the United States of America, at 1200 Abernathy Road, NE, Suite 1550, Atlanta, Georgia 30328 (or such other address as Lender may designate in written notice to Borrower from time to time), the principal sum of FOUR HUNDRED NINETY FOUR THOUSAND NINE HUNDRED NINE DOLLARS AND NO/100 DOLLARS ($494,909.00) (the "Indebtedness") as hereinafter provided.

Section 1.Indebtedness. Borrower is the maker of that certain Amended and Restated Promissory Note dated August 11, 2017, as amended, restated and renewed by that certain Renewal Amended and Restated Note dated as of August 13, 2019 (as renewed, amended and restated, the "Prior Note"). The Prior Note amended and restated four Promissory Notes by the Borrower to the order of the Lender, each dated February 25, 2015 and more, particularly described as: (i) Amended and Restated Promissory Note (Cumberland) in the original principal amount of $93,133.00; (ii) Amended and Restated Promissory Note (Northridge) in the original principal amount of $154,038; (iii) Amended and Restated Promissory Note (River Valley) in the original principal amount of $138,877.00; and (iv) Promissory Note (Stone County) in the original principal amount of $108,861.00. This Note renews, extends, restates, replaces and supersedes the Prior Note. It is the intention of Borrower and Lender that while this Note renews, extends, amends, restates, replaces and supersedes the Prior Note, it is not in payment or satisfaction of the Prior Note, but rather is the substitution of one evidence of the debt for another without any intent to extinguish the debt.

Section 2.Repayment of the Indebtedness: The entire principal balance of this Note then unpaid shall be finally due and payable upon the Maturity Date (as hereinafter defined). The term "Maturity Date", as used in this Note shall mean the earliest to occur of the following: (i) August 25, 2023 (the "Scheduled Maturity Date"), and (ii) the date on which the maturity of this Note is accelerated as provided in Section 7 hereof. The term, "Person", as used in this Note, means any natural person, firm, corporation, limited liability company, trust, joint venture, association, company, unlimited liability company, partnership, Governmental Authority or other entity (whether or not having separate legal personality).

Section 3.Interest. The Indebtedness evidenced by this Note shall not bear interest, except for Default Interest (as hereinafter defined). If Borrower fails to pay the Indebtedness on the Maturity Date, the delinquent Indebtedness shall bear interest at the rate of fifteen percent (15%) per annum ("Default Interest"), calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, which interest shall be due and payable on demand.

Section 4.Prepayment. Borrower may prepay the principal balance of this Note, in full at any time or in part from time to time, without fee, premium or penalty.

Section 5.Certain Provisions Regarding Payments. All payments made under this Note shall be applied, to the extent thereof, to Lender's Expenses (as hereinafter defined), to Default Interest (if any), and to unpaid principal, in such manner and order as Lender may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair or extinguish any right or remedy available to Lender hereunder, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Whenever any payment under this Note falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

Section 6.Events of Default. The occurrence of any one or more of the following shall constitute an "Event of Default" under this, Note:

(a)Borrower fails to pay when and as due and payable any amounts payable by Borrower to Lender under the terms of this Note;

(b)Borrower fails to perform, observe or keep any covenant or agreement not referred to in Section 6(a), and such failure is not cured within ten (10) days after written notice of such failure is given by Lender to Borrower;

(c)the occurrence of any Transfer without the prior written consent of Lender;

(d)Borrower shall commence a voluntary case concerning any Borrower under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute (the "Bankruptcy Code"); or an involuntary proceeding is commenced against Borrower under the Bankruptcy Code and relief is ordered against Borrower, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the ease, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes , charge of all or substantially all of the property of Borrower; or Borrower commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower; or there is commenced against Borrower any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or Borrower fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or Borrower by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days;

(e)Borrower shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

For purposes of this Note, the term "Transfer" shall mean any Person or group of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation, sale of all or substantially all assets, or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the federal Securities and Exchange Act of 1934, as amended) of equity interests of Borrower representing voting power having the right to elect at least 49% of the members of Borrower' s board of directors.

Section 7.Remedies. Upon the occurrence of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers and remedies:

(a)Lender may accelerate the Maturity Date and declare the unpaid principal balance and accrued but unpaid interest (if any) on this Note, and all other amounts payable hereunder, at once due and payable, and upon such declaration the same shall at once be due and payable; and in equity.

(b)Lender may exercise any of its other rights, powers and remedies available at law or notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 6(d) hereof, all amounts evidenced by this Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

Section 8.Remedies Cumulative. All of the rights and remedies of Lender under this Note are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

Section 9.Costs and Expenses of Enforcement and Preparation. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note, including court costs and reasonable attorneys' fees and expenses actually incurred, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency or appeal. Borrower agrees to pay Lender on demand for all costs incurred (including, but not limited to, Lender's counsel's attorney's fees) in preparing and administering this Note and all other documents ("Lender's Expenses").

Section 10.Service of Process. Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by serving of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.

Section 11.Successors and Assigns. The terms of this Note shall bind and inure to the benefit of the permitted successors and assigns of the parties; provided, however, that in no event shall Borrower delegate or assign its rights or obligations under this Note to any other Person (whether by operation of law or otherwise), without Lender's prior written consent, and any such delegation or assignment by Borrower (or attempted by Borrower) in violation of the terms of this Note shall be void.

Section 12.General Provisions. Time is of the essence with respect to Borrower's obligations under this Note. If more than one Person executes this Note as Borrower, all of said patties shall be jointly and severally liable, for payment of the indebtedness evidenced hereby. Borrower and each party executing this Note as Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in the State of Georgia for the enforcement of any and all obligations under this Note; (f) waive the benefit of all homestead and similar exemptions as to this Note; (g) agree that their liability under this Note shall not be affected or impaired by any determination that any title, security interest or lien taken by Lender to secure this Note is invalid or unperfected; and (h) hereby subordinate to the Indebtedness any and all rights against Borrower and any security for the payment of this Note, whether by subrogation, agreement or otherwise, until this Note is paid in full. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any Person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. This Note and its validity, enforcement and interpretation shall be governed by the laws of the State of Georgia (without regard to any principles of conflicts of laws) and applicable United States federal law. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment of this Note is to be made. The term "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Atlanta, Georgia. The words "include" and "including" shall be interpreted as if followed by the words "without limitation."

Section 13. Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall.be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier or other electronic transmission, on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

Regional Health Properties, Inc.

454 Satellite Boulevard, NW, Suite 100

Suwanee, GA 30024

Attention:Ben Waites

Chief Financial Officer

Telephone: 678-977-4308

With a courtesy copy to:

Holt, Ney, Zatcoff & Wasserman, LLP
100 Galleria Parkway, Suite 1800
Atlanta, Georgia 30339

Attention:Gregory P. Youra, Esq.

Telephone:(770) 956-9600

Facsimile:(770) 956-1490

If to Lender:

KeyBank National Association

1200 Abernathy Road, NE, Suite 1550

Atlanta, Georgia 30328

Attention: Paul F. Di Vito

Telephone: (770) 510-2085

Facsimile: (770) 510-2195

With a courtesy copy to:

Carlton Fields PA

One Atlantic Center, 30th Floor
1201 W. Peachtree Street, N.W.
Atlanta, Georgia 30309
Attention: Lee Lyman, Esq.
Telephone: (404) 815-2677
Facsimile: (404) 815 3415

Section 14. No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to the Indebtedness, or if Lender's exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender's express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance, of this Note, and the provisions of this Note shall immediately be deemed reformed, and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Indebtedness.

Section 15. Reinstatement. To the extent that any payment or payments made to Lender, or any payment or proceeds of any property received by Lender, in the reduction of the principal indebtedness or as payment of accrued interest are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, to a surety, or any other Person liable for any of the repayment of principal or accrued interest, whether directly or indirectly, as a debtor in possession or to a receiver or any other Person under title 11 of the United States Code, J I U.S.C. §§ 101-1532, as amended (the "Bankruptcy Code", or any other state or federal law, common law or equitable cause (collectively, the "Invalidated Payments") whether pursuant to a settlement or a judgment by a court of competent jurisdiction, then the portion of such principal repayment or accrued interest payment equal to the Invalidated Payments and the lien or security title, if any, given to secure this Note will be revived and will continue in full force and effect as if such payment or proceeds had never been received by Lender.

Section 16. Waiver and Claims. Borrower hereby covenants and agrees with Lender that Borrower has no causes of action, liabilities, defenses or other claims whatsoever against the Lender. Borrower hereby waives any such causes of action, liabilities, defenses, or other claims that it may have had or claimed that it had and hereby releases the Lender from any of the foregoing that it has or may claim.

Section 17. THIS NOTE IS MADE AND GIVEN AS A REPLACEMENT, EXTENSION AND RENEWAL OF THE PRIOR NOTE IN THE AMOUNT OF $494,909.00 DATED AS OF AUGUST 13, 2019; THIS NOTE IS NOT INTENDED TO -- AND SHALL NOT -CONSTITUTE A NOVATION.

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IN WITNESS WHEREOF, Borrower has duly executed this Note under seal as of the date first above written.

REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation

By:

Name: Ben Waites

Title: Chief Financial Officer

Exhibit 4.19

STATE OF Georgia

COUNTY OF Gwinnett) SS:

The foregoing instrument was acknowledged before me this   7 day of August, 2021, by Ben Waites, as Chief Financial Officer of REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation, who is personally known to me, or [ ] has produced valid Driver's License as identification.

[NOTARY SEAL]	NOTARY PUBLIC, STATE OF GEORGIA Print Name: Catherine W. Hollis My Commission Expires: nosk,c94.: